EX-16.1
                        Resignation of Michael Johnson & Co., LLC

August 16, 2005

Michael Johnson & Co., LLC
9175 Kenyon Ave., Suite 100
Denver, CO 80237
Telephone: (303) 796-0099
Fax: (303) 796-0137


Medina International Holdings, Inc.
Rao Mankal

Dear Mr. Mankal:

     This is to confirm that the client-auditor relationship between Medina International Holdings, Inc. (Commission File Number 000-27211) and Michael Johnson & Co., LLC has ceased as of June 1, 2005 as a result of the merger of Michael Johnson & Co., LLC with Jaspers + Hall, PC.

     We have reviewed the 8-K/A dated August 16, 2005 and agree with the statements contained in Item. 4.01 thereof.

Sincerely,

/s/Michael Johnson & Co., LLC
-----------------------------------
   Michael Johnson & Co., LLC

cc: Office of the Chief Accountant
    SECPS Letter File
    Securities and Exchange Commission